UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Huntsman Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2026

Dear Fellow Huntsman Shareholder:

On March 16, 2026, we filed our definitive proxy statement (the “Proxy Statement”) for the Huntsman Corporation (“we” or “Huntsman”) 2026 Annual Meeting of Shareholders (the “Annual Meeting”), scheduled for April 29, 2026. In the proxy statement, the Board of Directors (the “Board”) unanimously recommends a vote FOR Proposal 1 to reelect each of our directors at the Annual Meeting.

Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) have each recommended a vote against the re-election of José Antonio Muñoz Barcelo as an independent director because he attended less than 75% of the meetings of the Board and committees on which he served during 2025.

The Board respectfully disagrees with ISS and Glass Lewis, and strongly believes that a vote “FOR” Mr. Muñoz’s election is advisable, and this letter is intended to provide additional disclosure to explain the basis for the Board’s recommendation.

As described in the Proxy Statement, Mr. Muñoz is the President, Chief Executive Officer and a board member of Hyundai Motor Company, and at Huntsman he serves as a member of the Compensation and Sustainability Committees of the Board. During 2025, the Board met four times, the Compensation Committee met five times, and the Sustainability Committee met four times. Mr. Muñoz missed just two Board and two committee meetings (over a total of three days) due to two urgent, high-profile business conflicts that arose with very little notice to Mr. Muñoz and the Board:

•	He missed a meeting of the full Board on April 30, 2025 (but attended both his committee meetings on the previous day) due to his attendance at a meeting with President Trump to discuss, among other matters, tariffs, which were expected to have a significant impact on Huntsman’s business; and

•	He missed a meeting of the Board, as well as the accompanying Compensation Committee and Sustainability Committee meetings, on October 29-30, 2025, due to his attendance at the Asia-Pacific Economic Cooperation (APEC) CEO Summit in South Korea (the Asia Pacific region generated nearly 30% of Huntsman’s global revenue in 2025), where he met with several high level-government and business leaders, including the President of South Korea, Lee Jae Myung, and President Trump, to discuss the U.S.-Korea framework trade agreement, tariffs and the future of automotive production.

Following both of these events, Mr. Muñoz met with our Chairman on issues that arose at these meetings that are pertinent to Huntsman’s business.

Mr. Muñoz has been a valuable independent member of our Board since 2022, and his overall attendance record from 2022-2024 was over 93%, including 100% in 2024. In 2025, he attended 69% of all his Board meetings, missing the 75% cutoff by a single meeting. He was otherwise fully engaged in all Board matters in 2025, as he has been in previous years. Crucially, Mr. Muñoz’s contributions to the Board far outstrip the single observable metric of formal Board and committee meeting attendance: he participates actively and frequently in informal meetings and calls, including through regular meetings with our Chairman, and provides input on an ad hoc basis throughout the year.

The Board believes Mr. Muñoz’s absences were reasonable, the result of extenuating circumstances caused by a rapidly shifting economic landscape, and, most importantly, occurred in furtherance of creating and protecting value for Huntsman and its shareholders. Mr. Muñoz communicated transparently and promptly with the Board, and our Chairman supported Mr. Muñoz attending these conflicting engagements in light of their high-profile nature and the expectation, which was borne out, that his learnings would benefit Huntsman. The Board further believes that Mr. Muñoz’s unique experience and skillset are invaluable to Huntsman and the Board: with over two decades of experience in the automotive sector, Mr. Muñoz provides significant insight into an industry increasingly important to Huntsman’s current and prospective business strategies, and as the CEO of a multinational publicly traded company with over $100 billion in revenue, his diversity of background and experience in operations, engineering, sales and marketing, and global-scale management, development and growth informs all facets of discussion and deliberation in the Huntsman boardroom.

Based on the foregoing, the Board believes that Mr. Muñoz’s contributions as a director have created significant value for stockholders and that his input remains instrumental to Huntsman’s success. Mr. Muñoz has restated his commitment to service as a director of Huntsman and to working with the Board to create value for stockholders. A single year of just one unavoidable absence in excess of the 75% threshold caused by exigent events should not wipe out his otherwise stellar record at Huntsman. On behalf of the Board, we respectfully request your support by voting “FOR” each of our director nominees, including Mr. Muñoz, at the Annual Meeting.

Sincerely,

The Board of Directors
Huntsman Corporation

If you have any questions or need assistance in voting

your shares, please contact Huntsman’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 717-3936